Exhibit 99.1

SeaSpine Announces Preliminary Results for First Quarter 2021 and Increases
2021 Revenue Guidance

Provides Additional Financial Guidance for Pending Acquisition of 7D Surgical

CARLSBAD, CA. (April 5, 2021) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today preliminary financial results for the first quarter of 2021 and provided updated revenue guidance for the full-year 2021. The Company also provided additional information regarding the expected financial impact of 7D Surgical in 2021 and 2022.

Preliminary and Unaudited First Quarter 2021 Financial Results:
•Total revenue is expected to be in the range of $41.5 to $42.0 million, reflecting a 17% to 18% increase in sales-per-day (to account for the one additional selling day in the first quarter of 2020 compared to the first quarter of 2021) compared to the prior year period and a 15% to 16% increase, as reported
◦U.S. revenue is expected to be in the range of $37.1 to $37.5 million, reflecting an 18% to 20% increase in sales-per-day compared to the prior year period
▪U.S Spinal Implants revenue is expected to reflect a 28% to 29% increase in sales-per-day
▪U.S Orthobiologics revenue is expected to reflect an 11% to 12% increase in sales-per-day
◦International revenue is expected to be approximately $4.4 to $4.5 million, reflecting a 2% to 5% reported increase compared to the prior year period
•Cash, cash equivalents and investments at March 31, 2021 are expected to be approximately $88 million, and the Company had $20 million of debt outstanding under its credit facility

“We were pleased with how our revenue accelerated as the first quarter progressed,” said Keith Valentine, President and Chief Executive Officer. “Despite the headwinds we faced in January and early February due to COVID restrictions on spine surgeries, we exceeded our own internal expectations for the quarter with strong results in March as those surgery restrictions eased. The proactive investments we made in deploying additional sets of our existing spinal implant systems, coupled with the four products we launched in the first quarter, helped to deliver strong results. We are excited by the potential to generate additional revenue growth from our anticipated combination with 7D Surgical.”

2021 Financial Outlook
Without giving effect to the pending acquisition of 7D Surgical, the Company expects full-year 2021 total revenue to be in the range of $193 million to $198 million, reflecting growth of 25% to 28% compared to the prior year.

Financial Impact of Acquisition of 7D Surgical
Including the acquisition of 7D Surgical, which the Company expects to close in the second quarter of 2021, SeaSpine expects full-year 2021 total revenue to be in the range of $200 million to $205 million, reflecting growth of 30% to 33% compared to the prior year. Additionally, the Company expects the acquisition of 7D Surgical to be accretive to EBITDA starting in 2022.

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal implants solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal implants portfolio consists of an extensive line of products to facilitate spinal fusion in degenerative, minimally invasive surgery (MIS), and complex spinal deformity procedures. Expertise in both orthobiologic sciences and spinal implants product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in approximately 30 countries worldwide through a committed network of increasingly exclusive distribution partners.

Forward-Looking Statements
SeaSpine cautions you that statements in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: the Company’s expectations regarding its financial results for the quarter ended March 31, 2021; the Company’s expectation regarding its 2021 financial outlook; and the timing and closing of the 7D Surgical acquisition and realization of the expected benefits thereof, including additional revenue growth. The preliminary financial results for the quarter ended March 31, 2021 in this news release are preliminary, are not a comprehensive statement of financial results for the period and are provided prior to completion of all internal and external review and audit procedures and therefore are subject to adjustment. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: changes to the Company’s financial results for the quarter ended March 31, 2021, including due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time its financial statements for the period are finalized and publicly released; the extent of the impact of the COVID-19 pandemic on the Company's business and the economy, including a resurgence in the deferral of spine surgeries, whether as a result of patient or surgeon safety concerns, government-imposed restrictions, or otherwise; surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products; the Company’s ability to attract new, high-quality distributors, whether as a result of perceived deficiencies in the Company’s existing product portfolio, inability to reach agreement on financial or other contractual terms, or otherwise, as well as disruption associated with restrictive covenants to which distributors are subject and potential litigation and expense associated therewith; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems; the receipt of all required regulatory, governmental and shareholder approvals and satisfaction of all closing conditions for the 7D Surgical acquisition; the risk of supply shortages and the associated, potentially long-term disruption to product sales, including as a result of the Company’s dependence on PcoMed to supply products incorporating NanoMetalene technology and a limited number of third-party suppliers for other components and raw materials, or otherwise; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Leigh Salvo
(415) 937-5402
ir@seaspine.com